Exhibit 5.1

July 29, 2024

Permian Resources Corporation

300 N. Marienfeld St., Suite 1000

Midland, Texas 79701

Ladies and Gentlemen:

We have acted as counsel for Permian Resources Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed issuance and sale by the Company of up to 26,500,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.0001 (the “Class A Common Stock”). The Shares are being offered, issued and sold pursuant to an Underwriting Agreement, dated July 29, 2024 (the “Underwriting Agreement”), by and among the Company and Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC as underwriters (the “Underwriters”).

We have participated in the preparation of a prospectus supplement, dated July 29, 2024 (the “Prospectus Supplement”), and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on July 29, 2024, to a prospectus dated May 24, 2024 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”) that constitutes a part of the Company’s Registration Statement on Form S-3ASR (Registration No. 333-279715), filed with the Commission May 24, 2024 (the “Registration Statement”), which Registration Statement became immediately effective upon filing with the Commission.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Prospectus forming a part of the Registration Statement; (iii) the Fifth Amended and Restated Certificate of Incorporation of the Company and the Second Amended and Restated Bylaws of the Company; (iv) the Underwriting Agreement, (v) certain resolutions adopted by the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company relating to the Prospectus Supplement, the Prospectus, the Registration Statement and related matters; and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

As to any facts material to our opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates from officers of the Company and other representatives of the Company, and upon certificates of public officials.

In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond San Francisco Tokyo Washington	845 Texas Avenue, Suite 4700 Houston, TX 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

July 29, 2024

signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity; (vi) the Registration Statement, and any amendments thereto (including post-effective amendments), is effective and complies with all applicable laws; (vii) the Company has timely filed all necessary reports pursuant to the Securities Exchange Act of 1934; (viii) the Prospectus Supplement complies with all applicable laws; (ix) all Shares will be issued and sold in the manner stated in the Prospectus and the Underwriting Agreement; and (x) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Underwriters. We express no opinion as to the requirements of or compliance with federal or state securities laws or regulations.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and delivered against payment therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed in this letter are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective. We do not express any opinions as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K. We also consent to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission issued thereunder.

We disclaim any duty to advise you regarding any changes in, or otherwise communicate with you with respect to, the matters addressed herein.

Very truly yours,

/s/ Vinson & Elkins L.L.P.